Exhibit 14

FSD PHARMA INC.

FORM OF

STOCK OPTION PLAN - OPTION CERTIFICATE

This Option Certificate is issued pursuant to the provisions of the Stock Option Plan (the “Plan”) of FSD Pharma Inc. (the “Company”) and evidences that [         ] is the holder (the “Option Holder”) of an option (the “Option”) to purchase up to [         ] class B subordinate voting shares (the “Shares”) in the capital stock of the Company at a purchase price of Cdn.$[         ] per Share (the “Exercise Price”). This Option may be exercised at any time and from time to time from and including [         ], 20[         ] (the “Grant Date”) through to and including up to 4:00 p.m. local time in Toronto, Ontario (the “Expiry Time”) on [        ], 20[         ] (the “Expiry Date”). The Option vests immediately.

In the event that the Option Holder holds his or her Option as a director and such Option Holder ceases to hold such position other than by reason of death or Disability, the Expiry Date of the Option shall be, unless otherwise determined by the Committee and expressly provided for herein, the 30th day following the date the Option Holder ceases to hold such position unless the Option Holder ceases to hold such position as a result of:

i. ceasing to meet the qualifications set forth in the corporate legislation applicable to the Company;

ii. a special resolution having been passed by the shareholders of the Company removing the Option Holder as a director of the Company or any Subsidiary; or

iii. an order made by any Regulatory Authority having jurisdiction to so order,

in which case the Expiry Date shall be the date the Option Holder ceases to hold such position.

To exercise this Option, the Option Holder must deliver to the Company, prior to the Expiry Time on the Expiry Date, an Exercise Notice, in the form provided in the Plan or as may be required by the Company from time to time, together with the original of this Option Certificate and a certified cheque or bank draft payable to the Company or its legal counsel in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.

If the Company determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount as a condition of the issuance of any Shares pursuant to the Option, the Company may, prior to and as a condition of issuing the Shares, require the Option Holder to pay to the Company such amount as the Company is obliged to remit to such taxing authority in respect of the issuance of the Shares.

This Option Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan, which is incorporated by reference herein. This Option Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail. This Option is also subject to the terms and conditions contained in the schedules, if any, attached hereto. Any capitalized term used herein but not defined shall have the meaning ascribed to such term in the Plan.

FSD PHARMA INC. by its authorized signatory:

The Option Holder hereby accepts this Option subject to all of the terms and conditions of the Plan. The Option Holder agrees to execute, deliver, file and otherwise assist the Company in filing any report, undertaking or document with respect to the awarding of the Option and exercise of the Option, as may be required by regulatory authorities.

This Option Certificate is effective as of the Grant Date, and reflects the consolidation of the Company’s Shares effective on [         ], 20[         ].

By signing this Option Certificate, the Option Holder acknowledges that the Option granted to the Option Holder as evidenced by this Option Certificate is effective as of the date of the grant and that the Option Holder was advised of terms of the Option on or about the date of grant.

Signature of Option Holder:

Signature	Date signed:

Print Name

Address

FSD PHARMA INC. STOCK OPTION PLAN

NOTICE OF EXERCISE OF OPTION

TO:	Bennett Jones LLP Attn: Aaron Sonshine

3400 One First Canadian Place

P.O. Box 130 Toronto, ON M5X 1A4

(or such other address as the Company may advise)

The undersigned hereby irrevocably gives notice, pursuant to the Stock Option Plan (the “Plan”) of FSD Pharma Inc. (the “Company”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a) all of the Shares; or

(b) _____________ of the Shares;

which are the subject of the Option Certificate attached hereto (attach your original Option Certificate). The undersigned tenders herewith a certified cheque, bank draft or wire transfer (circle one) payable to the Company in an amount equal to the aggregate Exercise Price of the aforesaid Shares and directs the Company to issue a certificate OR a written notice in the case of uncertificated Shares evidencing said Shares in the name of the undersigned to be issued to the undersigned [in the case of issuance of a share certificate, at the following address (provide full complete address)]:

The undersigned acknowledges the Option is not validly exercised unless this Notice is completed in strict compliance with this form and delivered to the required address with the required payment prior to the Expiry Time on the Expiry Date of the Option.

DATED the day         of                , 20         .

Signature of Option Holder